Exhibit 10.1

November 15, 2010

Mr. Philip I. Smith

Dear Phil,

I am pleased to confirm Angeion Corporation’s offer of employment to you, as we discussed. The terms of the offer are as follows:

Title:	President and Chief Executive Officer

Reports to:	Board of Directors

Base salary:

$260,000 on an annualized basis; at the end of six months assuming satisfactory performance it will increase by $10,000; at the end of one year assuming satisfactory performance it will increase by another $10,000. In addition, the Board of Directors will annually review your salary.

Bonus opportunity:

Target is 50% of Salary with maximum set at 100% of salary. The bonus criteria each year will be a combination of performance-based corporate goals and personal goals to be recommended by you and approved by the Angeion Compensation Committee and Board. The Compensation Committee will work with you and other members of management to have the fiscal 2011 bonus plan in place by January 31, 2011.

Personal allowance:	$12,000 per year.

Time vesting restricted stock grant upon commencement of employment:

A one-time initial award of 25,000 shares that vests over three years, one-third per year on the first, second and third anniversary of your start date, with accelerated vesting upon a change in control.

Performance based stock grant:

An annual Performance-based stock grant of up to 30,000 shares that would vest over three years, one-third per year on the first, second and third anniversary of achievement of performance criteria that will be set by the Compensation Committee with your input (subject to Board approval). We anticipate that stock grants in future years will also be performance based.

Performance stock awards will vest upon a change in control.

Termination:

Employment is at-will and may be terminated by either party upon 60 days written notice. In the event of termination, you would receive (i) four months’ severance in the first year, (ii) with an additional four months of severance in the second year and (ii) two months in the third year for every year worked thereafter. Maximum severance is one year.

Change of control:

If termination occurs by Company “without cause” or by employee for “good reason,” within one year after a change in control, then in lieu of the severance payments listed under Termination, you will receive twelve months severance, an outplacement fee of $20,000 and a benefit transition payment of $12,000.

General Release

The payment of severance and the payment of the change in control severance will conditioned upon your signing a general release of claims acceptable to the Company that is not rescinded prior to the date of payment.

Medical, Dental, Life and 401(k):	You will be eligible to participate in Angeion’s existing benefit plans that are available to other members of the company’s senior management team.

Paid time off :	You will receive PTO in accordance with existing company policies and practices that are applicable to other members of the company’s senior management team.

Expenses:

Company will reimburse you for reasonable travel and other expenses incident to rendering of services in conformity with its regular policies regarding reimbursement of expenses as in effect from time to time.

I have enclosed a Nondisclosure and Non-competition Agreement that you will be required to sign as a condition of employment. I have also enclosed a Severance/Change of Control Letter Agreement for your review.

Angeion will also require an I-9 form to be completed and turned in on your first day of work along with proof of your employment eligibility. Employment with Angeion Corporation is on an “at-will” basis. As an Angeion Corporation, you would be free to resign at any time, just as Angeion is free to terminate your employment at any time, with or without cause. This offer does not constitute a contract of employment.

Sincerely,

/s/ Mark W. Sheffert

Mark W. Sheffert, Chairman

If you are in agreement with the above and are not a party to a non-compete or other employment agreement that would conflict with your employment at Angeion, please sign below and return one copy to my attention.

/s/ Philip I. Smith

Philip I. Smith